Exhibit 5.1

ATTORNEYS AT LAW 100 NORTH TAMPA STREET, SUITE 2700 TAMPA, FL 33602-5810 813.229.2300 TEL 813.221.4210 FAX WWW.FOLEY.COM

August 4, 2020

Vicor Corporation

25 Frontage Road

Andover, Massachusetts 01810

Re:	Vicor Corporation Amended and Restated 2000 Stock Option and Incentive Plan

Ladies and Gentlemen:

We have acted as counsel for Vicor Corporation, a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 6,000,000 shares of common stock, par value $0.01 per share, of the Company (the “Shares”) that may be issued pursuant to the Vicor Corporation Amended and Restated 2000 Stock Option and Incentive Plan, as amended and restated (the “Plan”).

In connection with our representation, we have examined: (i) the Plan; (ii) the Registration Statement; (iii) the Restated Certificate of Incorporation of the Company, as amended; (iv) the Bylaws of the Company, as amended; (v) resolutions of the Board of Directors of the Company relating to the Plan and the issuance of the Shares thereunder; and (vi) such other documents, certificates, and records as we have deemed necessary to enable us to render this opinion. In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates, and instruments submitted to us as originals and the conformity with the originals of all documents, certificates and instruments submitted to us as copies.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus that forms a part thereof, other than as expressly stated herein with respect to the issuance of the Shares.

Based upon and subject to the foregoing, we are of the opinion that the Shares covered by the Registration Statement, when issued and paid for pursuant to the terms and conditions of the Plan, and as contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

AUSTIN BOSTON CHICAGO DALLAS DENVER	DETROIT HOUSTON JACKSONVILLE LOS ANGELES MADISON	MEXICO CITY MIAMI MILWAUKEE NEW YORK ORLANDO	SACRAMENTO SAN DIEGO SAN FRANCISCO SILICON VALLEY TALLAHASSEE	TAMPA WASHINGTON, D.C. BRUSSELS TOKYO

August 4, 2020

This opinion is issued as of the date hereof, and we assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ FOLEY & LARDNER LLP